Exhibit 99.1

G&K Services Reports Strong Fiscal 2008 Results

Company surpasses $1.0 billion in fiscal year revenue;

Reports strong double-digit year-over-year growth in earnings per diluted share;

Generates record level of operating cash flow

MINNEAPOLIS--(BUSINESS WIRE)--G&K Services, Inc. (NASDAQ: GKSR), today reported record revenue for the fiscal year ended June 28, 2008 of $1,002.4 million, a 7.8 percent increase from previous year revenue of $929.5 million. The increase in revenue was driven by rental organic growth, strong revenue contribution from acquisitions and the benefit of foreign currency translation.

For the fiscal year, earnings were a record $2.27 per diluted share, a 12.4 percent increase from $2.02 per diluted share in the prior fiscal year. The increase in earnings per diluted share was driven by a 14.1 percent improvement in operating income as a result of leverage from revenue growth, improved productivity and lower merchandise costs. The growth in operating income was achieved despite continued economic softness, higher energy costs, lower contribution from direct sales and expenses related to systems implementation activities. Fiscal 2008 earnings per diluted share were also impacted by a higher effective tax rate of 38.5 percent as compared to the prior year tax rate of 34.0 percent. The lower effective tax rate resulted in a $0.14 per diluted share benefit in the prior year.

“Surpassing one billion in annual revenue marks another milestone we’ve achieved since introducing our new strategic vision four years ago,” said Richard Marcantonio, chairman and chief executive officer. “I would like to thank each member of the G&K team for their continued hard work and dedication in driving this record level of revenue, our thirty-ninth consecutive year of revenue growth. In addition to reporting solid top-line revenue growth, we delivered improved operating margins, record earnings and record cash flow for the fiscal year. Overall, we’re pleased to report another strong fiscal year, despite challenging economic conditions. We’ll continue to execute against our long-term strategic plan to drive further positive momentum and achieve our vision of being the market leader in enhancing image and safety in the workplace through innovation.”

For the fourth quarter ended June 28, 2008, total revenue was $252.2 million, a 4.9 percent increase over prior-year revenue of $240.4 million. The increase in fourth quarter revenue was driven by rental organic growth, revenue contribution from acquisitions and the benefit of foreign currency translation.

The company reported fourth quarter earnings of $0.55 per diluted share, which exceeded expectations. Fourth quarter earnings per diluted share were driven by leverage from overall revenue growth, savings from productivity initiatives and the accretive benefit of continued share repurchase activity. These benefits were offset by higher energy costs, increased product input prices, increased interest expense associated with the higher debt levels required to fund acquisitions and share repurchases and a higher effective tax rate. Prior-year fourth quarter earnings of $0.57 per diluted share reflected a lower effective tax rate of 34.6 percent. The lower effective tax rate resulted in a $0.05 per diluted share benefit in the prior-year period.

Income Statement Review

Fourth quarter revenue from G&K’s rental business increased to $234.5 million, up 7.0 percent over the prior-year period. The company’s organic rental growth rate was approximately 2.0 percent in the quarter. Organic rental growth continues to reflect solid new account sales, route sales performance and price increases, offset by an increase in economic-driven customer attrition and a reduction in employment levels within certain industries. Direct sale revenue was $17.7 million, compared to $21.3 million in the prior-year period. Direct sales volume compared to the year-ago period continues to be impacted by weakness in certain customer end-markets and soft overall economic conditions. The organic rental growth rate is calculated using rental revenue, adjusted for foreign currency exchange rate differences and newly acquired revenue compared to prior-period results.

Gross margin from rental operations for the quarter was 32.0 percent, compared to 33.0 percent in the prior-year period. The change in gross margin was a result of increased production and delivery costs associated with higher energy prices and costs associated with environmental compliance activities. Gross margin from direct sales was 27.3 percent, compared to 30.0 percent in the prior-year period as a result of expenses associated with systems implementation activities and the impact of fixed cost absorption from lower direct sales volume.

Selling and administrative expenses in the quarter were 23.2 percent of consolidated revenue, down from 23.6 percent in the prior-year period. During the quarter, the company continued to gain positive leverage from revenue growth and productivity initiatives, which were partially offset by on-going systems implementation activities.

Depreciation and amortization expense was previously disclosed separately on the income statement. Depreciation expense has now been reclassified to the cost of rental operations, cost of direct sales and selling and administrative expense. Amortization expense has been reclassified to selling and administrative expense. All prior year amounts have also been adjusted to reflect this new presentation. There is no impact on current period or previously reported income from operations or net income.

Balance Sheet and Cash Flow Statement Review

The company’s balance sheet remains strong. As of June 28, 2008, the company had total borrowings of $288.3 million and a total debt to total capitalization ratio of 34.1 percent. Total stockholders’ equity at the end of the third quarter was $557.5 million.

Cash provided by operating activities for the fiscal year ended June 28, 2008 increased to a record $103.1 million, up 28.2 percent from the prior-year period. Cash provided from operating activities increased compared to the prior-year period due to strong growth in earnings, higher depreciation and amortization levels and a lower net working capital investment. Cash used for property, plant and equipment during the fiscal year totaled $27.1 million, compared to $31.5 million in the prior-year period. Free cash flow, defined as cash flow from operations less capital expenditures, increased to $76.0 million, up 55.4 percent from $48.9 million in the prior year.

As previously disclosed, the company initiated a share repurchase program to purchase up to $100.0 million of the company’s outstanding common stock. During the fourth quarter, the company announced a $75.0 million expansion to the share repurchase program. For fiscal 2008, the company purchased approximately 2.5 million shares of common stock, including 0.7 million shares during the fourth quarter. As of the end of the fiscal year, the company has purchased approximately 2.7 million shares, or approximately 12.6 percent of the total shares outstanding at the beginning of the program, at a cost of approximately $101.0 million.

Outlook

The company expects fiscal 2009 first quarter revenue to range from $249.0 million to $252.0 million and earnings per diluted share from $0.53 to $0.57. The revenue guidance includes continued solid new account sales, higher route sales and increased pricing, offset by the impact of economic conditions on customer retention, employment levels and a weaker Canadian dollar exchange rate.

The earnings guidance reflects continued efficiencies gained from revenue growth and productivity improvements from on-going operational initiatives. In addition, the earnings guidance includes continued investment in growth and productivity initiatives, higher energy costs, expenses associated with environmental compliance, systems implementation activities and on-going acquisition integration costs. The earnings guidance also reflects an effective tax rate of 39.0 to 40.0 percent.

Conference Call Information

The company will host a conference call today at 10:00 a.m. (CDT) to discuss its financial results, business highlights and outlook. The call will be webcast and is available on the Investor Relations section of the company’s website at www.gkservices.com (click on webcast icon and follow the instructions). A replay of the call will be available on the company’s website through September 11, 2008.

Safe Harbor for Forward-Looking Statements

Statements made in this press release concerning our intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

About G&K Services, Inc.

G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, G&K Services has approximately 10,000 employees serving more than 175,000 customers from over 175 facilities in North America and Europe. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GKSR and is a component of the Standard & Poor’s SmallCap 600 Index. For more information on G&K Services, visit the company’s website at www.gkservices.com.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Three Months Ended		For the Twelve Months Ended
	June 28,	June 30,	June 28,	June 30,
(U.S. Dollars, in Thousands, except per share data)	2008	2007	2008	2007

REVENUES
Rental operations	$234,490	$219,128	$925,767	$847,401
Direct sales	17,710	21,280	76,628	82,141
Total revenues	252,200	240,408	1,002,395	929,542

OPERATING EXPENSES
Cost of rental operations	159,520	146,763	626,270	575,258
Cost of direct sales	12,870	14,893	55,615	59,247
Selling and administrative	58,410	56,702	229,987	215,675
Total operating expenses	230,800	218,358	911,872	850,180
INCOME FROM OPERATIONS	21,400	22,050	90,523	79,362
Interest expense	3,767	3,375	15,543	13,901
INCOME BEFORE INCOME TAXES	17,633	18,675	74,980	65,461
Provision for income taxes	7,002	6,470	28,901	22,271
NET INCOME	$10,631	$12,205	$46,079	$43,190
Basic weighted average number
of shares outstanding	19,197	21,298	20,138	21,245
BASIC EARNINGS PER COMMON SHARE	$0.55	$0.57	$2.29	$2.03
Diluted weighted average number
of shares outstanding	19,251	21,502	20,277	21,424
DILUTED EARNINGS PER COMMON SHARE	$0.55	$0.57	$2.27	$2.02

Dividends per share	$0.05	$0.04	$0.20	$0.16

CONSOLIDATED CONDENSED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	June 28,	June 30,
	2008	2007
(U.S. dollars, in thousands)
ASSETS
Current Assets
Cash and cash equivalents	$12,651	$22,759
Accounts receivable, net	111,307	98,276
Inventories, net	142,318	140,780
Other Current Assets	26,181	14,912
Total current assets	292,457	276,727

Property, Plant and Equipment, net	253,041	255,996
Other Assets	507,676	459,091
	$1,053,174	$991,814

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$30,873	$21,911
Accrued expenses	78,282	68,927
Deferred income taxes	6,154	6,568
Current maturities of long-term debt	7,891	65,838
Total current liabilities	123,200	163,244

Long-Term Debt, net of Current Maturities	280,428	149,005
Deferred Income Taxes	35,190	34,298
Accrued Income Taxes – Long Term	12,343	-
Other Noncurrent Liabilities	44,537	53,279
Stockholders' Equity	557,476	591,988
	$1,053,174	$991,814

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Subject to Reclassification)

	For the Twelve Months Ended
	June 28,	June 30,
(U.S. dollars, in thousands)	2008	2007
Operating Activities:
Net income	$46,079	$43,190
Adjustments to reconcile net income to net
cash provided by operating activities -
Depreciation and amortization	48,404	45,595
Other adjustments	8,067	3,171
Changes in current operating items, exclusive of acquisitions	(7,622)	(14,983)
Other assets and liabilities	8,130	3,416
Net cash provided by operating activities	103,058	80,389
Investing Activities:
Property, plant and equipment additions, net	(27,057)	(31,515)
Acquisition of business assets, net	(63,820)	(46,966)
Purchase of investments, net	(3,223)	(2,688)
Net cash (used) for investing activities	(94,100)	(81,169)
Financing Activities:
Repayments of long-term debt	(7,534)	(7,710)
Net borrowings from credit facilities	81,001	19,442
Cash dividends paid	(4,041)	(3,435)
Sale of common stock	4,357	3,303
Repurchase of common stock shares	(93,142)	(7,883)
Net cash (used) for provided by financing activities	(19,359)	3,717
(Decrease) Increase in Cash and Cash Equivalents	(10,401)	2,937
Effect of Exchange Rates on Cash	293	132

Cash and Cash Equivalents:
Beginning of period	22,759	19,690
End of period	$12,651	$22,759

CONTACT:
G&K Services, Inc.
Jeffrey L. Wright, 952-912-5500
Senior Vice President and Chief Financial Officer
or
Shayn R. Carlson, 952-912-5500
Director of Investor Relations